UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2015

BRISSET BEER INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54452 (Commission File Number)	80-0778461 (I.R.S. Employer Identification No.)

370 Guy, Suite G9, Montreal, Quebec H3J 1S6
 (Address of Principal Executive Offices, Zip Code)

514-906-6851
(Registrant's telephone number, including area code)

__________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|   | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|  |  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|  |  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 12, 2015, Brisset Beer International, Inc., a Nevada corporation, (the “Registrant”), entered into an employment agreement with Stéphane Pilon, its principal executive officer.  Under the agreement, the Registrant will pay Mr. Pilon a base salary of thirty six thousand dollars, in Canadian Funds, (CDN$36,000) per year, payable twice monthly in accordance with the Registrant’s standard payroll practices. Mr. Pilon’s base salary will be reviewed annually by the Board of Directors of the Registrant, as appropriate.

Mr. Pilon shall be eligible to receive an annual discretionary performance bonus up to CDN$24,000, payable in a manner consistent with the Registrant’s practices and procedures. The amount of the Bonus, if any, will be decided by the Board of Directors in their sole discretion.  In deciding on the amount of the Annual Performance Bonus, if any, the Board of Directors may consider the competitive market for the services provided by employees who are performing the same or similar duties as the Employee is providing the Registrant and who have similar background and experience.

The employment agreement is for an indefinite term and can be terminated by either party with 30 days written notice. In the event of any involuntary termination of the employment of the Employee other than for cause, the Employee shall be entitled to the severance compensation set forth in the Agreement.

For all the terms of the agreement, reference is hereby made to such Employment Agreement annexed hereto as Exhibit 10.8. All statements made herein concerning such document are qualified by references to said exhibit.

Section 9 –Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.                      Description

10.8           Employment Agreement dated January 12, 2015 between Stéphane Pilon and Biere Brisset International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISSET BEER INTERNATIONAL, INC.

By: /s/ Stephane Pilon
Name: Stephane Pilon
Title: President

Date:  January 12, 2015